EXHIBIT 99.1

News

MGE Energy Reports Second-Quarter Earnings

Madison, Wis., Aug. 4, 2016—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended June 30, 2016, of $16.2 million, or 47 cents per share, compared to $13.5 million, or 39 cents per share, for the same period in the prior year.

During the second quarter of 2016, electric net income increased, driven by an 8.4% increase in residential electric retail sales reflecting higher customer demand. Warmer weather, particularly in June, was a driver of higher residential use. The average temperature in June was 69.5 degrees compared to a cooler average temperature in the prior year of 67.5 degrees. Furthermore, commercial customers consumed 2.1% more electricity.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 146,000 customers in Dane County, Wis., and purchases and distributes natural gas to 152,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended June 30,	2016	2015
Operating revenue	$121,576	$122,126
Operating income	$28,212	$24,049
Net income	$16,150	$13,479
Earnings per share (basic and diluted)	$0.47	$0.39
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Six Months Ended June 30,	2016	2015
Operating revenue	$269,103	$292,260
Operating income	$57,743	$55,900
Net income	$33,178	$31,757
Earnings per share (basic and diluted)	$0.96	$0.92
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Contact

Steven Schultz

Corporate Communications Manager

608-252-7219 | sbschultz@mge.com